Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 17, 2026, with respect to the consolidated financial statements included in the Annual Report of Culp, Inc. on Form 10-K for the fiscal year ended May 3, 2026. We consent to the incorporation by reference of said report in the Registration Statements of Culp, Inc. on Forms S-8 (File Nos. 33-13310, 333-207195 and 333-274720).

/s/ Grant Thornton LLP

Charlotte, North Carolina

July 17, 2026